Exhibit 15.2

Our ref        MUL/761839-000001/71449625v1

Skillful Craftsman Education Technology Limited

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

31 July 2023

Skillful Craftsman Education Technology Limited

We have acted as counsel as to Cayman Islands law to Skillful Craftsman Education Technology Limited (the “Company”) in connection with the Company’s annual report on Form 20-F for the financial year ended 31 March 2023, including all amendments or supplements thereto, to filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Exchange Act of 1934, as amended (the “Act”) (including its exhibits, the “Annual Report”).

We hereby consent to the filing of this consent letter as an exhibit to the Annual Report and to the reference to our firm under the heading “Item 10. Additional Information—B. Memorandum and Articles of Association” in the Annual Report.

In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, the Act or the Rules and Regulations of the Commission thereunder.

This consent letter is addressed to you. This consent letter is limited to the matters detailed herein and is not to be read as an opinion or consent with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP
Maples and Calder (Cayman) LLP